SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2009

WALGREEN CO.
(Exact name of registrant as specified in its charter)

Illinois	1-604	36-1924025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 940-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This amendment to the current report on Form 8-K filed by Walgreen Co. on October 8, 2009 (the “Original Report”) is being filed to disclose the material terms and conditions of George J. Riedl’s Voluntary Separation and Release Agreement, which terms and conditions were not determined when the Original Report was filed.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2009, George J. Riedl, senior vice president of pharmacy innovation and purchasing of Walgreen Co. (the “Company”), informed the Company that he planned to leave at the end of 2009.

Mr. Riedl and the Company have entered into a Voluntary Separation and Release Agreement to confirm the terms and conditions of Mr. Riedl’s separation from the Company.  The material terms and conditions of the Agreement are as follows:

•
Mr. Riedl will receive severance of $1,240,000, one-half of which will be paid no later than March 15, 2010 and the balance of which will be paid on or about December 1, 2010.  Mr. Riedl will also receive a retention incentive and fiscal 2010 bonus of $300,000 paid on or about March 15, 2010 and will be paid for all accrued vacation promptly following departure.

•	Mr. Riedl will receive a lump sum payment of $179,213, representing amounts accrued under the Company’s applicable deferred compensation plans.

•
Mr. Riedl is entitled to accelerated vesting and distribution of restricted cash and shares previously awarded under the Company’s Restricted Performance Share Program and pro-rated vesting – as of December 31, 2009 – of restricted stock units and performance shares granted under the Company’s Long-Term Performance Incentive Plan.  The pro-rated performance shares will be paid out in October 2011 based on the Company’s achievement of targets established for the applicable performance period.

•
Mr. Riedl’s outstanding stock options under the Company’s Executive Stock Option Plan will remain vested or continue to vest, as applicable, and remain exercisable through December 31, 2014 or the 10-year expiration date of each stock option, if earlier.

Mr. Riedl has agreed to non-competition and non-solicitation restrictions for two years following his December 31, 2009 departure date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREEN CO.

Date: December 10, 2009	By:	/s/ Dana I. Green
Name: Dana I. Green Title: Senior Vice President, General Counsel and Secretary